EXHIBIT 10.1

Summary of 2009 Non-Employee Director Compensation

The 2009 compensation program for non-employee directors of UDR, Inc. consists of a combination of cash retainers for board and committee service and long-term incentives in the form of service-based restricted stock.

For 2009, each non-employee director will receive an annual retainer fee of $50,000 ($100,000 for a non-employee chairman of the board of directors). Non-employee directors, other than committee chairpersons, also receive an annual retainer fee of $7,500 for each committee on which they serve. The chairpersons of each of the Audit, Compensation and Governance Committees receive an annual retainer fee of $15,000. Non-employee directors who are members of the Executive Committee, other than the Chairman of the Board, also receive an annual retainer fee of $7,500 for their service on the Executive Committee and the Chairperson of the Executive Committee, other than the Chairman of the Board, receives an annual retainer fee of $15,000. These fees will be paid in January 2009.

On January 5, 2009, each non-employee director also received a grant of $90,000 in value of shares of restricted stock ($180,000 for a non-employee chairman of the board of directors) priced at the average closing price for the trailing 20 days ended January 5, 2009. The shares of restricted stock will vest on the anniversary of the date of grant. Directors are entitled to receive dividends during the vesting period; however, any unvested shares at the end of the one-year vesting period will be returned to us and cancelled.

Directors who are also employees of UDR, Inc. receive no additional compensation for service as a director.